Exhibit 10.19

CAPITAL SUPPORT AGREEMENT

This Capital Support Agreement (“Agreement”), dated as of March 2, 2009, is by and between Ameriprise Financial, Inc. (“Parent”), a Delaware corporation, and Ameriprise Certificate Company (“ACC”), a Delaware corporation and wholly owned subsidiary of Parent.  Parent and ACC are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.                                   Parent is the sole shareholder of ACC; and

B.                                     Parent and ACC desire to ensure that ACC continues to operate safely and soundly and with a reasonable level of capital while also allowing Parent to manage Parent’s capital efficiently.

In consideration of the following agreements and covenants and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT:

1.                                       Commitment of Capital.  Parent shall, subject to the conditions set forth below in this Agreement, take such actions as may be necessary and appropriate to cause ACC to maintain during the term of this Agreement the amount of capital necessary for ACC to satisfy the minimum capital requirements established by the federal, state, local or foreign governmental or regulatory authority, agency or commission, court or other legislative, executive or judicial governmental entity, or governmental or non-governmental self-regulatory organization having primary jurisdiction over the capital standards of ACC (the “Applicable Capital Requirement”).

2.                                       Limitations.  Notwithstanding Section 1 of this Agreement, Parent’s obligation to provide, or cause to be provided, capital under this Agreement is limited to an aggregate amount of no more than $115,000,000 (the “Maximum Capital Amount”).

3.                                       Quarterly Provision of Capital.  Parent’s obligation to provide capital pursuant to Section 1 shall arise at any time at which ACC does not have an amount of capital sufficient to satisfy the Applicable Capital Requirement.  Such obligation shall be calculated based upon the monthly regulatory filings made by ACC with respect to its Applicable Capital Requirement.  All infusions or other provisions of capital related to Parent’s obligation shall be made by Parent once per fiscal quarter.  With respect to any quarter for which Parent is obligated under this Agreement to infuse or otherwise provide capital to ACC, such infusion or other provision shall be made by Parent no later than the date on which ACC’s filing with the U.S. Securities Exchange Commission of its financial statements in respect of such fiscal quarter (or, in the case of the fourth fiscal quarter, the filing of ACC’s financial statements in respect of the corresponding fiscal year) is due pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934. Parent shall be entitled to receive from ACC such information as Parent reasonably deems appropriate to confirm ACC’s need for capital.

4.                                       Representations of ACC.  ACC, based upon the assumption, for purposes of Clauses 4.a, 4.b and 4.c below and Section 6.c, that Parent has or will infuse the necessary capital as set forth in Section 3 of this Agreement, hereby represents and warrants to Parent as follows:

a.                                       ACC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ACC has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and to carry out the transactions contemplated by this Agreement.

b.                                      ACC is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations.

c.                                       ACC is operating, and for the immediate future will continue to operate, as a going concern capable of realizing assets and discharging liabilities in the normal course of operations.

d.                                      No  involuntary case has been commenced against ACC under the US Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; no decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over ACC has been entered; there has been no involuntary appointment of an interim receiver, trustee or other custodian of ACC; and no warrant of attachment, execution or similar process has been issued against any substantial part of the property of ACC.

5.                                       Term of Commitment.  This Agreement shall remain in effect until the Expiration Date, which Expiration Date shall be automatically extended without amendment of this Agreement for one year, and on each anniversary date thereafter, unless the Agreement is terminated pursuant to Section 6.  “Expiration Date” means January 1, 2010, and each date annually thereafter to the extent the Agreement is extended in accordance with this Section 5, or the termination date if earlier terminated pursuant to Section 6.

6.                                       Termination.  The Parties may terminate this Agreement prior to the Expiration Date as follows:

a.                                       the Parties may terminate this Agreement at any time by mutual written consent;

b.                                      either Party may terminate this Agreement prior to the Expiration Date by providing written notice to the other Party at least thirty (30) days prior to the proposed termination date; provided, however, that any notice of termination delivered by Parent after an obligation to provide capital pursuant to Section 3 has arisen shall not terminate Parent’s responsibility to provide capital in respect of such obligation;

c.                                       this Agreement shall terminate immediately, without notice or further action of the Parties, if at any time the representations and warranties of ACC in this Agreement are not true and correct as of such time in all material respects;

d.                                      this Agreement shall terminate immediately, without notice or further action of the Parties,  if at any time during the term of this Agreement ACC ceases to be a wholly-owned, directly or indirectly, subsidiary of Parent; or

e.                                       this Agreement shall terminate, without notice or further action of the Parties, when the aggregate amount of capital provided, or caused to be provided, by Parent to ACC under this Agreement reaches the Maximum Capital Amount.

7.                                       Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of facsimile in complete and legible form.  Each such notice, request or other communication shall be addressed as follows:

a.                                       If to Parent:

Ameriprise Financial, Inc.

Attn: Chief Financial Officer

802 Ameriprise Financial Center

Minneapolis, MN   55474

b.                                      If to ACC:

Ameriprise Certificate Company

Attn: Chief Financial Officer

5228 Ameriprise Financial Center

Minneapolis, MN   55474

8.                                       Amendments.  This Agreement may not be amended or modified except by written agreement of the Parties.

9.                                       Assignment, Successors.  No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Party to this Agreement.  This Agreement will be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party shall also be a reference to a successor or permitted assign.

10.                                 Termination, Amendment or Assignment by ACC.  The termination, material amendment or assignment of this Agreement pursuant to Section 6, Section 8 or Section 9, or the consent to such actions, by ACC shall require the approval of ACC’s Board of Directors, including a majority of its independent directors.

11.                                 Severability.  If any part of this Agreement shall be held invalid, illegal, or unenforceable, the remaining parts of the Agreement shall not be affected and shall continue with full force and effect.

12.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

13.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of laws rules thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

AMERIPRISE FINANCIAL, INC.

By:	/s/ Walter S. Berman
Name:	Walter S. Berman
Title:	Executive Vice President and
Chief Financial Officer

AMERIPRISE CERTIFICATE COMPANY

By:	/s/ William F. Truscott
Name:	William F. Truscott
Title:	President and Chief Executive Officer